Exhibit 4.1

FIRST AMENDMENT To INTERcreditor agreement

THIS FIRST AMENDMENT TO INTERCREDITOR AGREEMENT (this “Amendment”) is entered into this 30th day of December, 2016, among Bank of America, N.A., in its capacity as agent (together with its successors and assigns in such capacity, the “ABL Agent”), and U.S. Bank National Association, in its capacity as trustee and collateral agent (together with its successors and assigns in such capacities, the “Notes Agent”).

Recitals

A.

Pursuant to that certain Amended and Restated Credit Agreement dated as of December 14, 2012 by and among Tops Markets, LLC, a New York limited liability company, as a Lead Borrower for the other Borrowers party thereto (“Tops Markets”), Tops Holding LLC, a Delaware limited liability company (the “Company”) and certain Subsidiaries of the Company party thereto (the “Company Subsidiaries”), the ABL Agent and the ABL Lenders (as such agreement may be as amended, restated, supplemented, modified, replaced, or refinanced time to time in accordance with the terms hereof and thereof, the “ABL Credit Agreement”), the ABL Lenders have agreed to make certain loans and provide other financial accommodations to or for the benefit of Tops Markets and other Borrowers.

B.

Pursuant to that certain Indenture dated as of June 10, 2015, by and among the Company and Tops Markets II Corporation, a Delaware corporation (together with the Company, the “Issuers”), the Company Subsidiaries, and the Notes Agent (as such agreement may be as amended, restated, supplemented, modified, replaced, or refinanced time to time in accordance with the terms hereof and thereof, the “Indenture”), the Issuers have issued the 8.000% senior secured notes due 2022.

C.

The ABL Agent and the Notes Agent entered into that certain Intercreditor Agreement, dated as of December 20, 2012 (as amended, “Intercreditor Agreement”), which provides, among other things, the respective rights and remedies of the ABL Agent and the Notes Agent with respect to the Collateral and certain other matters; and

D.

The ABL Agent and the Notes Agent have agreed to amend certain provisions of the Intercreditor Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Intercreditor Agreement.

2.Amendment to Intercreditor Agreement.  Section 2.4 of the Intercreditor Agreement is hereby amended by (i) inserting the following new clause (b) immediately after clause (a) of such Section and (iv) relettering the existing clause (b) of such Section as clause (c):

(b) the ABL Collateral shall not include a Lien in favor of the ABL Agent on any Real Estate Assets.

3.Representations and Warranties.  Each of the parties hereto hereby represents and warrants to the other party as follows:

3.1Each party hereto has the power and authority to execute and deliver this Amendment and perform its obligations under the Intercreditor Agreement (as amended by this Amendment);

3.2The execution and delivery by each party hereto of this Amendment and the performance by such parties of its obligations under the Intercreditor Agreement (as amended by this Amendment) has been duly authorized; and

3.3This Amendment has been duly executed and delivered by each party hereto and is the binding obligation of the ABL Agent and the Notes Agent, enforceable against each such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.Miscellaneous.

4.1This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

4.2This Amendment expresses the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

4.3Any determination that any provision of this Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Amendment.

4.4Except as expressly amended hereby, all terms and provisions of the Intercreditor Agreement remain in full force and effect.

4.5THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.6THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE VENUE PROVISIONS SET FORTH IN THE INTERCREDITOR AGREEMENT, AND SHALL BE SUBJECT TO THE JURY TRIAL WAIVER AND NOTICE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

4.7This Amendment shall become effective on and as of the date when the parties hereto execute and deliver to one another signature pages to this Amendment.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

Bank of America, N.A.,

as ABL Agent

By: /s/ Roger G. Malouf

Name: Roger G. Malouf

Title:   Director

U.S. Bank National Association,

as Notes Agent

By: /s/ Beverly A. Freeney

Name: Beverly A. Freeney

Title: Vice President

ACKNOWLEDGMENT

The Company and each Grantor hereby acknowledges that it has received a copy of this Amendment and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent and the Notes Agent, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Amendment. The Company and each Grantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Amendment and (i) as between the ABL Claimholders and the Grantors, the ABL Loan Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Note Claimholders and the Grantors, the Note Documents remain in full force and effect as written and are in no way modified hereby.

Acknowledged and Agreed to by:

Issuers:

TOPS HOLDING LLC

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary

TOPS MARKETS II CORPORATION

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary

Company Subsidiaries:

TOPS MARKETS, LLC

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary

TOPS PT, LLC

By: Tops Markets, LLC, its sole member

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary

ERIE LOGISTICS LLC

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary

TOPS GIFT CARD COMPANY, LLC

By:/s/ Jack Barrett

Name: Jack Barrett
Title:    Executive Vice President, Human Resources & Assistant Secretary